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                                                                     Exhibit 3.2


                            CONMAT TECHNOLOGIES, INC.



               Incorporated Under the Laws of the State of Florida



       SERIES A CONVERTIBLE PREFERRED STOCK, stated value $3.00 per share


This certifies that


is the owner of

fully paid and non-assessable shares of Series A Convertible Preferred Stock of $.001 par value, stated value $3.00, of ConMat Technologies, Inc. transferable on the books of the Corporation by the holder hereof in person of by a duly authorized attorney upon surrender of this certificate properly endorsed. This certificate is not valid until countersigned by the Transfer Agent. This certificate and the shares represented hereby are issued and shall be held subject to all of the provisions of the Articles of Incorporation and Bylaws of the Corporation, and all amendments thereto, copies of which are on file with the Transfer Agent, to all of which the holder of this certificate, by acceptance hereof, assents.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by the facsimile signatures of its duly authorized officers and to be sealed with the facsimile seal of the Corporation.


Dated:

President:

Secretary: